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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207088

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.001 per share	4,197,500	$49.00	$205,677,500	$23,838.02

(1)
Includes 547,500 shares of Common Stock, par value $0.001 per share, that may be purchased by the underwriters upon exercise of the underwriters' option to purchase additional shares.

(2)
Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 23, 2015)

3,650,000 Shares

2U, Inc.

          We are selling 3,500,000 shares of our common stock. The selling stockholders identified in this prospectus supplement are offering an additional 150,000 shares of our common stock. We will not receive any proceeds from the sale of our shares by the selling stockholders.

          Our common stock is listed on the NASDAQ Global Select Market under the symbol "TWOU." The last reported trading price of our common stock on September 6, 2017 was $49.43.

          Investing in our common stock involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, which are incorporated herein by reference.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Price to the public	$49.00	$178,850,000
Underwriting discount(1)	$2.205	$8,048,250
Proceeds, before expenses, to 2U, Inc.	$46.795	$163,782,500
Proceeds, before expenses, to the selling stockholders	$46.795	$7,019,250

(1)
The underwriters will receive compensation in addition to the underwriting discount. See "Underwriting" beginning on page S-35 of this prospectus supplement for a description of the compensation paid to the underwriters.

          To the extent that the underwriters sell more than 3,650,000 shares of common stock, we have granted the underwriters an option to purchase up to an additional 547,500 shares at the price to the public less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on September 11, 2017.

Goldman Sachs & Co. LLC		Credit Suisse
Needham & Company	Oppenheimer & Co.	Baird
Compass Point	First Analysis Securities Corp.	KeyBanc Capital Markets

Prospectus Supplement dated September 6, 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

          We and the selling stockholders have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you by us or on our behalf. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying

S-i

prospectus or any free writing prospectus that may be provided to you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus or any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

          For investors outside the United States: We have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus applicable to that jurisdiction.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our shares and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated September 23, 2015, which we refer to as the "accompanying prospectus," which gives more general information about our shares that we and/or certain selling stockholders may offer from time to time. Generally, when we refer to "this prospectus" in this prospectus supplement we are referring to both this prospectus supplement and the accompanying prospectus combined. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled "Where You Can Find More Information."

          You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus provided by us or on our behalf. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed with the Securities and Exchange Commission, or the SEC, and is incorporated into this prospectus supplement by reference, on the other hand, the information in this prospectus supplement shall control. We and the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different information or representations.

          We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

INDUSTRY AND MARKET DATA

          In this prospectus supplement and the accompanying prospectus, we rely on and refer to information and statistics regarding market data and the industries of our businesses and investments obtained from market research, independent industry publications and other publicly available information. We believe this information is reliable but we have not independently verified it. In addition, we have made statements in this prospectus supplement regarding our industry and our position in the industry based on our experience in the industry and our own evaluation of market conditions.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future.

S-iii

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

  •
  trends in the higher education market and the market for online education, and expectations for growth in those markets;

  •
  the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;

  •
  the potential benefits of our cloud-based software-as-a-service ("SaaS") technology and technology-enabled services to clients and students;

  •
  anticipated launch dates of new client programs;

  •
  the predictability, visibility and recurring nature of our business model;

  •
  our ability to acquire new clients and expand programs with existing clients;

  •
  our ability to successfully integrate the operations of Get Educated International Proprietary Limited, or GetSmarter, achieve the expected benefits of the acquisition and manage, expand and grow the combined company;

  •
  our ability to execute our growth strategy in the international, undergraduate and non-degree alternative markets;

  •
  our ability to continue to acquire prospective students for our clients' programs;

  •
  our ability to affect or increase student retention in our clients' programs;

  •
  our growth strategy;

  •
  the scalability of our cloud-based SaaS technology;

  •
  our expected expenses in future periods and their relationship to revenue;

  •
  potential changes in regulations applicable to us or our clients; and

  •
  the amount of time that we expect our cash balances and other available financial resources to be sufficient to fund our operations.

          You should refer to the risks described in Part I, Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-iv

          You should read this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

NON-GAAP FINANCIAL MEASURES

          To supplement the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles ("GAAP"), we use adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and adjusted net income (loss) per share, which are non-GAAP financial measures.

          We define adjusted EBITDA as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization, foreign currency gains or losses, acquisition-related gains or losses and stock-based compensation expense. Some or all of these items may not be applicable in any given reporting period. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of revenue.

          We define adjusted net income (loss) as net income or net loss, as applicable, before foreign currency gains or losses, acquisition-related gains or losses and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods which result in adjusted net income, and basic weighted-average shares outstanding for periods which result in an adjusted net loss. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements. These non-GAAP measures are key metrics Company management uses to compare the Company's performance to that of prior periods for trend analyses and for budgeting and planning purposes. These measures also provide useful information to investors and analysts relating to our financial condition and results of operations. These financial measures are not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these financial measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

          For more information on our non-GAAP financial measures and reconciliations of such measures to the nearest GAAP measures, see footnote 1 to each of the sections entitled "Summary Consolidated Financial Data of 2U," "Summary Consolidated Financial Data of GetSmarter" and "Summary Unaudited Pro Forma Combined Financial Information." We urge investors to review these reconciliations and not to rely on any single financial measure to evaluate the Company's business.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information incorporated by reference into or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption "Risk Factors" beginning on page S-13 of this prospectus supplement and page 2 of the accompanying prospectus, and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in our shares.

          2U, Inc., a Delaware corporation, was formed in April 2008, as 2Tor Inc., and changed its name to 2U, Inc. in October 2012. Except as otherwise specified, "2U," "the Company," "we," "us," and "our" refer to 2U, Inc.

Company Mission

          2U partners with great colleges and universities to build what we believe is the world's best online education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform our clients, historically campus-based universities of high quality and rigor, into digital versions of themselves. Why should a student need to pick up their life, quit their job and move to attend a graduate program at a great university? With 2U's solutions, they don't have to anymore.

Company Overview

          We are a leading provider of cloud-based SaaS technology and technology-enabled services that enable leading nonprofit colleges and universities to deliver their degree programs at scale to students anywhere. Our SaaS technology consists of an innovative online learning environment, where our clients deliver their high-quality educational content to students in a live, intimate and engaging setting. We also provide a comprehensive suite of integrated applications, including a content management system and a customer relationship management system, that serve as the back-end infrastructure of the programs we enable. This technology is fused with technology-enabled services, including student acquisition services, content development services, student and faculty support, clinical placement services, and admissions applications advising services. This suite of technology tightly integrated with technology-enabled services, optimized with data analysis and machine learning techniques, provides a comprehensive set of capabilities that would otherwise require the purchase of multiple, disparate point solutions, and allows our clients' programs to expand and operate at scale, providing the comprehensive infrastructure colleges and universities need to attract, enroll, educate, support and graduate their students.

          We provide the significant domain expertise and operating capacity our clients require to scale and operate successfully in the online environment. Utilizing data analysis and machine learning techniques, the technology-enabled services we provide are designed to improve enrollment and retention of our clients' students as well as to provide those students with a complete, high-quality educational experience. We have primary responsibility for identifying qualified students for our clients' programs, generating potential student interest in the programs and driving applications to the programs. We deploy sophisticated digital program marketing and student acquisition capabilities, and we work closely with our clients to help them create highly engaging multimedia instructional content for delivery through our innovative learning environment, Online Campus. We also provide the services that support the complete lifecycle of a higher education program, including advising prospective students through the admissions application process, providing technical, success coaching and other support, facilitating accessibility to individuals with disabilities, facilitating in-program field placements, conducting faculty recruiting, immersion support, and obtaining state regulatory approvals.

          Through our experience launching and operating programs with leading nonprofit colleges and universities, we have developed a proprietary program-selection algorithm, which enables us to systematically identify degrees at colleges and universities that we believe have the highest probability of success — for us, our clients, and their students. The algorithm not only enables us to deploy capital with greater confidence, but it also provides our clients with greater assurance of, and visibility into, program success.

          We believe that by delivering high-quality degree programs online using our solutions, our clients can improve educational outcomes and career opportunities for a larger number of students and, by doing so, broaden the global reach of their brands while maintaining their academic rigor and admissions standards. By deploying our solutions, clients give their students, who receive the same degree or credit as their on-campus counterparts and generally pay equivalent tuition, the option of pursuing their educations without potentially incurring the burden of moving, leaving existing employment or giving up family and community support networks. This can substantially reduce the total cost of obtaining a degree and lower a student's total debt burden. It can also allow students for whom relocating is not an option to obtain a higher quality education than they might be able to access in their local communities.

          Our compensation from our clients consists primarily of a specified share of the tuition and fees paid to our clients by students in the programs we enable, which we believe aligns our interests with those of our clients. This revenue model, combined with long contractual terms typically between 10 and 15 years, enables us to make the investment in technology, integration, content production, program marketing, student and faculty support and other services necessary to create large, successful programs. In addition, a significant percentage of our annual revenue is related to students returning to our clients' programs after their first semester. In the six months ended June 30, 2017, 76% of our revenue was related to students who had enrolled and completed their first semester prior to the start of the year. In the twelve months ended December 31, 2016, 62% of our revenue was related to students who had enrolled and completed their first semester prior to the start of the year. We believe this high percentage of revenue attributable to returning students contributes to the predictability and recurring nature of our business.

          We have achieved significant growth in a relatively short period of time. For the six months ended June 30, 2017 and 2016, our revenue was $129.8 million and $96.5 million, respectively. For the six months ended June 30, 2017 and 2016, our net losses were $15.2 million and $11.7 million, respectively, and our adjusted EBITDA, a non-GAAP measure, was $2.4 million and $0.2 million, respectively. For a reconciliation of net loss to adjusted EBITDA, see footnote 1 to "Summary Consolidated Financial Data of 2U." From our inception through June 30, 2017, 28,865 unique individuals have enrolled as students in our clients' programs, and 82% of students who have entered these programs have either graduated or remain enrolled. By the time the last of these individuals graduate or leave our clients' programs, we estimate that they will have generated more than $1.7 billion in total program tuition and fees for our clients. We see opportunity for continual future growth as well. We estimate, based on data from GSV, that approximately $1.9 trillion was spent on global higher education in 2016.

The GetSmarter Acquisition

          On May 1, 2017, we entered into a share sale agreement to purchase all the outstanding equity interests of GetSmarter, a private company duly incorporated in South Africa. On July 1, 2017, we completed the GetSmarter acquisition for a purchase price of approximately $103 million in cash. The purchase price is subject to post-closing adjustments pursuant to the terms of the share sale agreement. In addition, we agreed to pay a potential earn out payment of up to $20 million, subject to the achievement of certain financial milestones in calendar years 2017 and 2018. We also issued, and agreed to issue in the future, restricted stock unit awards over the shares of our common stock, par value $0.001 per share, to certain employees and officers of GetSmarter. Such awards are subject to the 2014 2U, Inc. Equity Incentive Plan and will vest over either a two or four year period. Upon completing the GetSmarter acquisition, GetSmarter became our indirect wholly-owned subsidiary.

          GetSmarter powers engaging online short courses in partnership with some of the world's most renowned higher education institutions, including three of the top universities in the United Kingdom — University of Cambridge, University of Oxford and London School of Economics, three of the top universities in the United States — Harvard University's strategic online learning initiative, HarvardX, Massachusetts Institute of Technology and University of Chicago, and three of Africa's top universities — University of Cape Town, University of the Witwatersrand and University of Stellenbosch Business School. GetSmarter's portfolio currently includes over 70 short courses and, since inception, GetSmarter has served more than 50,000 students from more than 140 countries with course completion rates that average 88%.

          We believe that the GetSmarter acquisition will have the following strategic benefits:

  •
  Expand our Total Addressable Market Opportunity.

  •
  Short Course Certificates. We now offer high-quality short courses to students not seeking a full graduate degree.

  •
  Global Presence. We provide a better product-market fit for international audiences and immediately add to our client base universities from three continents as well as a global base of students from more than 140 countries.

  •
  Accelerate Our Growth.  As a result of GetSmarter's increased new client acquisition activities during 2016 and early 2017, we expect a substantial increase in the number of courses offered and the number of students taking courses, which in turn will result in an acceleration of our growth.

  •
  Leverage Data Analytics.  We believe that deploying our marketing optimization and data analytics techniques to GetSmarter's short course business will, over time, bring down the cost of acquiring students for short course certificates.

  •
  Leverage Marketing Opportunities.

  •
  Students. We believe that a percentage of the existing marketing funnel from our graduate program business of prospective students across our client programs will convert into students in the short course business.

  •
  Clients. We believe that over time we will have opportunities to sell short courses to our graduate program clients and full graduate programs to short course clients.

  •
  Build on 2U's Mission.  With student course completion rates averaging 88%, GetSmarter mirrors our high standards for student outcomes and retention, and therefore we believe that the GetSmarter acquisition strengthens our position as a leader in helping universities cross the bridge to digital education.

          For the year ended December 31, 2016 and the six months ended June 30, 2017, our combined company pro forma revenue was $223.5 million and $137.5 million, respectively, and pro forma adjusted EBITDA was $5.4 million and $1.3 million, respectively. See "Unaudited Pro Forma Combined Financial Information."

Corporate Information

          Our principal executive offices are located at 7900 Harkins Road, Lanham, Maryland 20706. Our telephone number is (301) 892-4350. Our website address is www.2u.com. The information contained on, or that can be accessed through our website is not incorporated by reference into this prospectus supplement, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to purchase our common stock.

          "2U", the 2U logo, and other trademarks or service marks of 2U, Inc. appearing in this prospectus are the property of 2U, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

 THE OFFERING

Common stock offered by 2U, Inc.	3,500,000 shares.
Common stock offered by the selling stockholders	150,000 shares.
Total common stock offered	3,650,000 shares.
Option to purchase additional shares of common stock	The underwriters have an option to purchase a maximum of 547,500 additional shares from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Shares outstanding after this offering	51,433,494 shares, or 51,980,994 shares if the underwriters exercise in full their option to purchase additional shares.
Use of proceeds

We intend to use the net proceeds to us from this offering for general corporate purposes, including expenditures for program and short course marketing, technology, and content development, in connection with new program and short course launches and growing existing program and short courses. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders. See the "Use of Proceeds" section of this prospectus supplement for additional information.

Risk factors

An investment in our shares is subject to risks. Please refer to "Risk Factors," "Forward-Looking Statements" and other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our shares.

NASDAQ Global Select Market symbol	Our common stock is listed on the NASDAQ Global Select Market under the symbol "TWOU."
Transfer agent and registrar	American Stock Transfer & Trust Company, LLC.
Settlement date	Delivery of the shares will be made against payment therefor on or about September 11, 2017.

          Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters' option to purchase additional shares is not exercised.

 SUMMARY CONSOLIDATED FINANCIAL DATA OF 2U

          In the tables below, we provide you with summary consolidated financial data of 2U, Inc. for the periods indicated. We have derived the following summary consolidated statement of operations data for the six months ended June 30, 2017 and the summary consolidated balance sheet data as of June 30, 2017 from our unaudited consolidated financial statements incorporated by reference herein, which have been prepared on the same basis as our audited consolidated financial statements and include all adjustments necessary to present fairly the information set forth therein. The below summary consolidated financial data does not include the financial data of GetSmarter.

          We have derived the following summary consolidated statement of operations data for the year ended December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2016 from our audited consolidated financial statements incorporated by reference herein. Our audited consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm. Our historical results are not necessarily indicative of the results to be expected in the future and the results for any interim period are not necessarily indicative of the results to be expected in the full year.

          This information is only a summary and should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement and the accompanying prospectus and the historical consolidated financial statements and the notes thereto referred to above. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

Consolidated Statement of Operations Data

	Six Months Ended June 30, 2017	Year Ended December 31, 2016

(in thousands, except share and per share amounts)	(unaudited)
Revenue	$129,824	$205,864
Costs and expenses:
Servicing and support	24,383	40,982
Technology and content development	20,345	33,283
Program marketing and sales	71,912	106,610
General and administrative	27,594	46,021

Total costs and expenses	144,234	226,896

Loss from operations	(14,410)	(21,032)
Interest income	249	383
Interest expense	(1)	(35)
Foreign currency loss	(1,031)	—

Loss before income taxes	(15,193)	(20,684)
Income tax provision	—	—

Net loss	$(15,193)	$(20,684)

Net loss per share, basic and diluted	$(0.32)	$(0.44)
Weighted-average shares of common stock outstanding, basic and diluted	47,454,059	46,609,751
Other Financial Data (unaudited):
Adjusted EBITDA(1)	$2,411	$4,541

(1)
Adjusted EBITDA is a financial measure not in accordance with GAAP. See "Non-GAAP Financial Measures."

 Consolidated Balance Sheet Data

	As of June 30, 2017	As of December 31, 2016

(in thousands)	(unaudited)
Cash and cash equivalents	$37,435	$168,730
Accounts receivable, net	23,426	7,860
Total assets	261,973	244,320
Total liabilities	70,922	49,083
Additional paid-in capital	382,609	371,455
Total stockholders' equity	191,051	195,237

          The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Six Months Ended June 30, 2017	Year Ended December 31, 2016

(in thousands)	(unaudited)
Net loss	$(15,193)	$(20,684)
Adjustments:
Interest income	(249)	(383)
Interest expense	1	35
Foreign currency loss	1,031	—
Depreciation and amortization expense	7,431	9,750
Stock-based compensation expense	9,390	15,823

Total adjustments	17,604	25,225

Adjusted EBITDA	$2,411	$4,541

 SUMMARY CONSOLIDATED FINANCIAL DATA OF GETSMARTER

          In the tables below, we provide you with summary consolidated financial data of GetSmarter for the periods indicated. We have derived the following summary consolidated statement of operations data for the six months ended June 30, 2017 and the summary consolidated balance sheet data as of June 30, 2017 from GetSmarter's unaudited consolidated financial statements incorporated by reference herein, which have been prepared on the same basis as GetSmarter's audited consolidated financial statements and include all adjustments necessary to present fairly the information set forth therein.

          We have derived the following summary consolidated statement of operations data for the year ended December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2016 from GetSmarter's audited consolidated financial statements incorporated by reference herein. GetSmarter's audited consolidated financial statements have been audited by Grant Thornton LLP, independent certified public accountants. GetSmarter's historical results are not necessarily indicative of the results to be expected in the future and the results for any interim period are not necessarily indicative of the results to be expected in the full year.

          This information is only a summary and should be read in conjunction with the historical consolidated financial statements of GetSmarter. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

Consolidated Statement of Operations Data

	Six Months Ended June 30, 2017	Year Ended December 31, 2016

(in thousands, except share and per share amounts)	(unaudited)
Revenue	$7,694	$17,668
Costs and expenses:
Curriculum and teaching	2,941	6,643
Servicing and support	586	949
Technology and content development	1,329	1,689
Program marketing and sales	2,164	4,427
General and administrative	3,036	3,446

Total costs and expenses	10,056	17,154

(Loss) income from operations	(2,362)	514
Interest income	8	80
Interest expense	(1)	—
Foreign currency gain (loss)	12	(539)
Other income	32	5

(Loss) income before income taxes	(2,311)	60
Income tax (benefit) provision	(387)	178

Net loss	$(1,924)	$(118)

Other Financial Data (unaudited):
Adjusted EBITDA (loss)(1)	$(2,145)	$783

(1)
Adjusted EBITDA is a financial measure not in accordance with GAAP. See "Non-GAAP Financial Measures."

 Consolidated Balance Sheet Data

	As of June 30, 2017	As of December 31, 2016

(in thousands)	(unaudited)
Cash and cash equivalents	$1,584	$4,242
Accounts receivables, net	630	756
Total assets	7,159	6,451
Total liabilities	7,774	5,210
Additional paid-in capital	1,313	1,313
Total stockholders' equity (deficit)	(615)	1,241

          The following table presents a reconciliation of net loss to adjusted EBITDA (loss) for each of the periods indicated:

	Six Months Ended June 30, 2017	Year Ended December 31, 2016

(in thousands)	(unaudited)
Net loss	$(1,924)	$(118)
Adjustments:
Interest income	(8)	(80)
Interest expense	1	—
Foreign currency (gain) loss	(12)	539
Depreciation and amortization expense	185	264
Income tax (benefit) provision	(387)	178

Total adjustments	(221)	901

Adjusted EBITDA (loss)	$(2,145)	$783

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

          The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the GetSmarter acquisition.

          The unaudited pro forma combined financial information primarily gives effect to the following adjustments:

  •
  Application of the acquisition method of accounting in connection with the business combination to reflect the fair value of the purchase consideration; and

  •
  Stock compensation granted to GetSmarter's management team in connection with the business combination;

          The unaudited pro forma combined balance sheets as of June 30, 2017, the unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented herein. The unaudited pro forma combined balance sheet combines the unaudited balance sheets of 2U and GetSmarter as of June 30, 2017, and gives effect to the proposed business combination as if it occurred on June 30, 2017. The unaudited pro forma combined statements of operations combine the historical results of 2U and GetSmarter for the six months ended June 30, 2017 and the year ended December 31, 2016, and give effect to the business combination as if it occurred on January 1, 2016. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the proposed business combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined entity's results.

          The unaudited pro forma combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the business combination occurred as of the dates indicated or what the financial position or results would be for any future periods.

          The GetSmarter acquisition has been reflected in the unaudited pro forma combined financial information as a business combination using the acquisition method of accounting, in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations, under GAAP. Under these accounting standards, the total estimated purchase consideration was calculated as described in Note 1 to "Unaudited Pro Forma Combined Financial Information", and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The purchase price allocation including the identification of tangible and intangible assets acquired and liabilities assumed, and the determination of the fair value of those assets acquired and liabilities assumed, as well as the assignment of goodwill to reporting units was not finalized as of the filing date of this prospectus supplement and are subject to change.

          The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. The final determination of the fair value of the GetSmarter's assets and liabilities could result in amounts preliminarily allocated to goodwill and intangible assets changing materially from those used in the unaudited pro forma combined financial information and could also result in a material change in the amortization of acquired intangible assets.

          This information is only a summary and should be read in conjunction with the sections titled "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Combined Financial Information" and the historical financial statements and related notes thereto for both 2U and GetSmarter, incorporated by reference in this prospectus supplement.

Unaudited Pro Forma Consolidated Statement of Operations

	Six Months Ended June 30, 2017	Year Ended December 31, 2016

(in thousands, except share and per share amounts)
Revenue	$137,518	$223,532
Costs and expenses:
Curriculum and teaching	2,941	6,643
Servicing and support	25,201	42,184
Technology and content development	23,495	38,273
Marketing and sales	76,139	114,951
General and administrative	31,007	50,802

Total costs and expenses	158,783	252,853

Loss from operations	(21,265)	(29,321)
Interest income	257	463
Interest expense	(2)	(35)
Foreign currency loss	(1,019)	(539)
Other income	32	5

Loss before income taxes	(21,997)	(29,427)
Income tax benefit	(1,645)	(2,287)

Net loss	$(20,352)	$(27,140)

Net loss per share, basic and diluted	$(0.43)	$(0.58)
Weighted-average shares of common stock outstanding, basic and diluted	47,454,059	46,609,751
Other financial data:
Pro forma adjusted EBITDA(1)	$1,253	$5,404

(1)
Pro forma adjusted EBITDA is a financial measure not in accordance with GAAP. See "Non-GAAP Financial Measures."

 Unaudited Pro Forma Consolidated Balance Sheet Data

As of June 30, 2017

(in thousands)
Cash and cash equivalents	$41,316
Accounts receivable, net	24,056
Total assets	285,510
Total liabilities	94,459
Additional paid-in capital	382,609
Total stockholders' equity	191,051

          The following table presents a reconciliation of pro forma net loss to pro forma adjusted EBITDA for each of the periods indicated:

	Six Months Ended June 30, 2017	Year Ended December 31, 2016

(in thousands)
Pro forma net loss	$(20,352)	$(27,140)
Adjustments:
Interest income	(257)	(463)
Interest expense	2	35
Foreign currency loss	1,019	539
Depreciation and amortization expense	10,845	16,553
Stock-based compensation expense	11,641	18,167
Income tax benefit	(1,645)	(2,287)

Total adjustments	21,605	32,544

Pro forma adjusted EBITDA	$1,253	$5,404

RISK FACTORS

          Investing in our common stock involves a high degree of risk. We urge you to carefully consider the risk factors described below and those included in the accompanying prospectus and in the documents incorporated herein and therein by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as well as other information, before reaching a decision regarding an investment in our common stock. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this prospectus supplement and the accompanying prospectus. Any of the risks described could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus supplement, including our consolidated financial statements and the related notes thereto.

 Risks Relating to the GetSmarter Acquisition and the Combined Company

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated strategic benefits of the GetSmarter acquisition may not be realized.

          The success of the GetSmarter acquisition, including anticipated strategic benefits, will depend, in part, on our ability to successfully combine and integrate our business with the business of GetSmarter.

          The GetSmarter acquisition will involve the integration of GetSmarter's business with our existing business, which is a complex, costly and time-consuming process. It is possible that the integration process could result in material challenges, including, without limitation:

  •
  the diversion of management's attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management's attention to the GetSmarter acquisition;

  •
  managing a larger combined international company;

  •
  maintaining employee morale and retaining key management and other employees;

  •
  the possibility of faulty assumptions underlying expectations regarding the integration process;

  •
  retaining existing business and operational relationships and attracting new business and operational relationships;

  •
  consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;

  •
  coordinating geographically separate organizations;

  •
  unanticipated issues in integrating information technology, communications and other systems; and

  •
  unforeseen expenses associated with integration of the GetSmarter business.

          Many of these factors will be outside of the combined company's control and any one of them could result in delays, increased costs, decreases in revenues and diversion of management's time and energy, which could materially affect the combined company's financial position, results of operations and cash flows.

          If we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all, or may take longer to realize than expected. In addition, the actual strategic benefits of the acquisition could be less than anticipated.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the GetSmarter acquisition.

          Following the completion of the acquisition, the size of the combined company's business may be significantly larger than the current size of either our or GetSmarter's respective businesses. The combined company's ability to successfully manage this expanded business will depend, in part, upon management's ability to design and implement strategic initiatives that address not only the integration of two discrete companies in different geographic locations, but also the increased scale and scope of the combined business with its associated increased costs and complexity. The combined company may not be successful and may not realize the expected operating leverage and strategic benefits currently anticipated from the GetSmarter acquisition.

The combined company incurred substantial expenses related to the completion of the acquisition of GetSmarter and expects to incur additional expense in connection with the integration of 2U and GetSmarter.

          We and GetSmarter have incurred, and expect to continue to incur, a number of non-recurring costs associated with the GetSmarter acquisition and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the GetSmarter acquisition.

          We also will incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the integration of the two companies' businesses. Although we expect that the realization of other efficiencies related to the integration of the businesses should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

GetSmarter may underperform relative to our expectations.

          GetSmarter may not be able to achieve the levels of revenue, earnings or operating efficiency that we expected it to. GetSmarter's business and financial performance are subject to certain risks and uncertainties, including, among others, the following: (i) the risk of the loss of, or changes to, its relationships with its customers; (ii) its ability to acquire a new customers and expand short courses with current customers; (iii) its ability to continue to acquire prospective students for its current short courses; (iv) the acceptance, adoption and growth of online learning, particularly via short course certificates, by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies, if applicable; and (v) the lack of predictability and visibility and the non-recurring nature of its business model. GetSmarter may be unable to achieve the same growth, revenues and earnings that GetSmarter has achieved in the past.

The combined company may underperform relative to our expectations.

          If GetSmarter underperforms relative to our expectations, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and GetSmarter have achieved or might achieve separately. In addition, due to the short term nature and lower price point of GetSmarter's short course certificates and the shorter contractual terms with its clients, we may not be able to reliably forecast or predict the impact that GetSmarter will have on the combined company's revenue or other aspects of our results of operations.

Uncertainties associated with the GetSmarter acquisition may cause the departure of management personnel and other key employees of GetSmarter or us, which could adversely affect the future business and operations of the combined company.

          We and GetSmarter are dependent upon the experience and industry knowledge of our respective officers and other key employees to execute our respective business plans. The combined company's success after the GetSmarter acquisition will depend in part upon its ability to retain key management personnel and other key employees of 2U and GetSmarter. Current and prospective employees of 2U and GetSmarter may experience uncertainty about their future roles with the combined company, which may materially adversely affect the ability of each of 2U and GetSmarter to attract and retain key personnel after the acquisition which could adversely impact operations of the combined company.

GetSmarter's operations in South Africa expose us to risks that could have an adverse effect on our business.

          As of June 30, 2017, GetSmarter employed approximately 300 employees in South Africa, and it expects to continue adding personnel. GetSmarter may incur costs complying with labor laws, rules and regulations in South Africa, including laws that regulate work time, provide for mandatory compensation in the event of termination of employment for operational reasons, and impose monetary penalties for non-compliance with administrative and reporting requirements in respect of affirmative action policies. GetSmarter's reliance on a workforce in South Africa also exposes us to disruptions in the business, political, and economic environment in that region. Maintenance of a stable political environment is important to GetSmarter's operations, and terrorist attacks and acts of violence or war may directly affect our physical facilities and workforce or contribute to general instability. GetSmarter's operations in South Africa require us to comply with complex local laws and regulatory requirements and expose us to foreign currency exchange rate risk. The economy of South Africa in the past has been, and in the future may continue to be, characterized by rates of inflation and interest rates that are substantially higher than those prevailing in the United States, which could increase our South-African based costs and decrease our operating margins. GetSmarter's operations may also subject us to trade restrictions, exchange control limitations, reduced or inadequate protection for intellectual property rights, security breaches, and other factors that may adversely affect our business. Negative developments in any of these areas could increase our costs of operations or otherwise harm our business.

The unaudited pro forma combined financial information included in this prospectus supplement is preliminary and the actual financial condition and results of operations after all post-closing adjustments to the GetSmarter acquisition may differ materially.

          The unaudited pro forma combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial condition or results of operations would have been had the GetSmarter acquisition been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the GetSmarter identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in the unaudited pro forma combined financial information in this prospectus supplement.

The market price of our common stock may decline as a result of the GetSmarter acquisition.

          The market price of our common stock may decline as a result of the GetSmarter acquisition if, among other things, we are unable to achieve the expected growth in revenue, or if the strategic benefits are not realized or if the transaction costs related to the GetSmarter acquisition are greater than expected. The market price of our common stock also may decline if we do not achieve the perceived benefits of the GetSmarter acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the GetSmarter acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Risks Relating to Ownership of our Common Stock

The trading price of the shares of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.

          Our stock price may be volatile. The stock market in general and the market for technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

  •
  actual or anticipated variations in our operating results;

  •
  changes in financial estimates by us or by any securities analysts who might cover our stock;

  •
  conditions or trends in our industry;

  •
  stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the software and information technology industries;

  •
  announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

  •
  announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

  •
  capital commitments;

  •
  investors' general perception of our company and our business;

  •
  recruitment or departure of key personnel; and

  •
  sales of our common stock, including sales by our directors and officers or specific stockholders.

          In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies' stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources from our business.

A significant portion of our total outstanding shares may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

          Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly.

          The holders of a significant portion of shares of our common stock, or their transferees, have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

          Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could adversely affect our ability to operate and grow our business.

If you purchase shares of common stock in this offering, you will suffer immediate dilution in the book value of your investment.

          The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering.

You may experience future dilution as a result of future equity offerings.

          In the future, we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in order to raise additional capital. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. Investors purchasing shares or other securities in the future could have rights, preferences or privileges senior to those of existing stockholders and you may experience dilution. You may incur additional dilution upon the exercise of any outstanding stock options or vesting of restricted stock awards and restricted stock units.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

          You should not rely on an investment in our common stock to provide dividend income. We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our credit facility, which prohibits our payment of dividends on our capital stock without prior consent, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

USE OF PROCEEDS

          We estimate that our net proceeds from this offering, after underwriting discounts and estimated offering expenses, will be approximately $163,332,500 (or approximately $188,952,763 if the underwriters' option to purchase additional shares is exercised in full). We intend to use the net proceeds to us from this offering for general corporate purposes, including expenditures for program and short course marketing, technology, and content development, in connection with new program and short course launches and growing existing program and short courses.

          We will not receive any proceeds from the sale of our shares offered by the selling stockholders under this prospectus supplement.

 MARKET PRICE OF COMMON STOCK

          Our common stock has been listed on the NASDAQ Global Select Market under the symbol "TWOU" since March 28, 2014. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low intra-day sale prices per share of our common stock as reported on the NASDAQ Global Select Market:

	High	Low

2015
First Quarter 2015	$25.77	$16.69
Second Quarter 2015	33.01	24.20
Third Quarter 2015	39.69	29.18
Fourth Quarter 2015	35.72	18.81
2016
First Quarter 2016	27.50	14.94
Second Quarter 2016	29.87	21.76
Third Quarter 2016	38.91	28.78
Fourth Quarter 2016	38.49	29.34
2017
First Quarter 2017	40.38	29.23
Second Quarter 2017	48.40	39.38
Third Quarter 2017 (through September 6, 2017)	52.94	44.69

          On September 6, 2017, the last reported sale price of our common stock on the NASDAQ Global Select Market was $49.43 per share. As of September 1, 2017, we had 45 holders of record of our common stock. The actual number of holders of common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and nominees. The number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

 DIVIDEND POLICY

          We have never declared or paid any dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of the agreements governing our credit facility, and the terms of any future loan agreement into which we may enter or any additional debt securities we may issue are likely to contain similar restrictions on the payment of dividends.

 CAPITALIZATION

          The following sets forth our capitalization as of June 30, 2017 (i) on an actual basis, (ii) on an as adjusted basis, giving effect to the offering and the receipt of the net proceeds to us therefrom and (iii) on a pro forma as adjusted basis to give effect to the GetSmarter acquisition as if it had occurred on June 30, 2017, including the pro forma adjustments as outlined in the notes to the unaudited pro forma combined financial statements included in this prospectus supplement. You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference herein and therein, including our consolidated financial statements and the notes thereto.

	As of June 30, 2017

	Actual	As Adjusted	Pro Forma As Adjusted

	(in thousands, except share and per share amounts)
Cash and cash equivalents	$37,435	$200,768	$204,649

Deferred government grant obligations	3,500	3,500	3,500
Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	—	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 47,858,326 shares issued and outstanding, actual, and 51,358,326 shares issued and outstanding, as adjusted and pro forma as adjusted	48	51	51
Additional paid-in capital	382,609	545,939	545,939
Accumulated deficit	(191,606)	(191,606)	(191,606)

Total stockholders' equity	191,051	354,384	354,384

Total capitalization	$194,551	$357,884	$357,884

 DILUTION

          If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

          As of June 30, 2017, our net tangible book value was approximately $151.5 million, or $3.17 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the shares of common stock outstanding at June 30, 2017. After giving effect to our sale of 3,500,000 shares of common stock in this offering at the public offering price of $49.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2017 would have been approximately $314.9 million, or $6.13 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $2.96 per share to existing stockholders and an immediate dilution of $42.87 per share to new investors.

          The following table illustrates this dilution:

Public offering price per share		$49.00
Net tangible book value per share as of June 30, 2017	$3.17
Increase per share attributable to this offering	2.96

As adjusted net tangible book value per share after giving effect to this offering		6.13

Net tangible book value dilution per share to investors in this offering		$42.87

          If the underwriters exercise in full their option to purchase an additional 547,500 shares, the as adjusted net tangible book value per share after giving effect to this offering would be $6.56 per share and the dilution in net tangible book value per share to investors in this offering would be $42.44 per share.

          The foregoing calculations are based on 47,858,326 shares of our common stock outstanding as of June 30, 2017, and exclude:

  •
  5,095,909 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2017, with a weighted-average exercise price of $13.68 per share;

  •
  1,355,393 shares of common stock issuable upon the vesting of restricted stock units, outstanding as of June 30, 2017;

  •
  34,019 shares of common stock issuable upon the exercise of outstanding stock options granted after June 30, 2017, with a weighted-average exercise price of $46.32 per share;

  •
  132,507 shares of common stock issuable upon the vesting of restricted stock units, granted after June 30, 2017; and

  •
  10,988,222 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan as of June 30, 2017, plus annual increases thereunder.

SELLING STOCKHOLDERS

          The following table sets forth the beneficial ownership of our common stock as of September 1, 2017, as adjusted to reflect the sale of common stock offered by us and the selling stockholders in this offering, for each of the selling stockholders.

          The percentage of beneficial ownership information in the table below is based on 47,933,494 shares of common stock outstanding as of September 1, 2017, before giving effect to the common stock offered hereby, and assuming 51,433,494 shares of common stock outstanding after completion of this offering (or 51,980,994 shares if the underwriters exercise their option to purchase additional shares in full).

          We have determined beneficial ownership in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before October 31, 2017, which is 60 days after September 1, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For certain of the selling stockholders, the percentage ownership after this offering assumes the exercise of options and the sale of the shares acquired upon exercise. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

          We have agreed to pay the fees and expenses of the registration of the shares of the selling stockholders (other than underwriting discounts and commissions).

          Except as otherwise noted below, the address for persons listed in the table is c/o 2U, Inc., 7900 Harkins Road, Lanham MD 20706.

	Shares Beneficially Owned Prior to this Offering		Number of	Shares Beneficially Owned After this Offering

Name of Beneficial Owner	Shares	%	Shares Offered	Shares	%

Executive Officers and Directors:
John M. Larson(1)	269,518	*	150,000	119,518	*

*
Represents beneficial ownership of less than 1%.

(1)
Shares beneficially owned prior to this offering consist of (a) 11,557 shares of common stock held by Mr. Larson directly, (b) 111,739 shares of common stock underlying options that are vested and exercisable within 60 days of September 1, 2017 and (c) 146,222 shares of common stock held by Triumph Capital, LLC ("Triumph"). Mr. Larson is the sole member of Triumph and may be deemed to have beneficial ownership of the shares held by Triumph.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

          The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the GetSmarter acquisition.

          The unaudited pro forma combined financial information primarily gives effect to the following adjustments:

  •
  Application of the acquisition method of accounting in connection with the business combination to reflect the fair value of the purchase consideration;

  •
  Stock compensation granted to GetSmarter's management team in connection with the business combination;

          The unaudited pro forma combined balance sheets as of June 30, 2017, the unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented herein. The unaudited pro forma combined balance sheet combines the unaudited balance sheets of 2U and GetSmarter as of June 30, 2017, and gives effect to the proposed business combination as if it occurred on June 30, 2017. The unaudited pro forma combined statements of operations combine the historical results of 2U and GetSmarter for the six months ended June 30, 2017 and the year ended December 31, 2016, and give effect to the business combination as if it occurred on January 1, 2016. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the proposed business combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined entity's results.

          The unaudited pro forma combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the business combination occurred as of the dates indicated or what the financial position or results would be for any future periods.

          The GetSmarter acquisition has been reflected in the unaudited pro forma combined financial information as a business combination using the acquisition method of accounting, in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations, under GAAP. Under these accounting standards, the total estimated purchase consideration was calculated as described in Note 1 below, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The purchase price allocation including the identification of tangible and intangible assets acquired and liabilities assumed, and the determination of the fair value of those assets acquired and liabilities assumed, as well as the assignment of goodwill to reporting units was not finalized as of the filing date of this prospectus supplement and are subject to change.

          The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. The final determination of the fair value of the GetSmarter's assets and liabilities could result in amounts preliminarily allocated to goodwill and intangible assets changing materially from those used in the unaudited pro forma combined financial information and could also result in a material change in the amortization of acquired intangible assets.

 2U, Inc. and Get Educated International Proprietary Limited

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2017

	Historical 2U	Historical GetSmarter	Pro Forma Adjustments (Note 2)		Pro Forma Combined

	(in thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$37,435	$1,584	$2,297	(a)	$41,316
Restricted cash	100,987	—	(100,987	)(a)	—
Accounts receivable, net	23,426	630	—		24,056
Advances to clients	213	—	—		213
Prepaid expenses and other assets	8,398	2,105	—		10,503
Income taxes receivable	—	34	—		34
Loans with related parties	—	800	(800	)(b)	—

Total current assets	170,459	5,153	(99,490)		76,122
Property and equipment, net	34,390	479	—		34,869
Capitalized technology and content development costs, net	37,402	762	(762	)(c)	37,402
Advances to clients, non-current	2,163	—	—		2,163
Goodwill	—	—	72,595	(d)	72,595
Amortizable intangible assets, net	—	153	44,647	(c)	44,800
Deferred tax	—	612	(612	)(e)	—
Prepaid expenses, non-current	14,789	—	—		14,789
Other non-current assets	2,770	—	—		2,770

Total assets	$261,973	$7,159	$16,378		$285,510

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,323	$2,618	$—		$6,941
Accrued compensation and related benefits	17,908	—	1,531	(f)	19,439
Accrued expenses and other liabilities	22,324	1,103	766	(f)	24,193
Deferred revenue	7,365	2,522	(722	)(g)	9,165
Deferred tax	—	—	12,288	(e)	12,288
Contingent consideration	—	—	1,900	(h)	1,900
Short term borrowings	—	1,531	—		1,531

Total current liabilities	51,920	7,774	15,763		75,457
Non-current lease-related liabilities	15,202	—	—		15,202
Deferred government grant obligations	3,500	—	—		3,500
Other non-current liabilities	300	—	—		300

Total liabilities	70,922	7,774	15,763		94,459
Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—	—		—
Common stock, $0.001 par value, 200,000,000 shares authorized, 47,858,326 shares issued and outstanding	48	—	—		48
Additional paid-in capital	382,609	1,313	(1,313	)(i)	382,609
Accumulated deficit	(191,606)	(840)	840	(i)	(191,606)
Treasury stock	—	(1,251)	1,251	(i)	—
Accumulated other comprehensive income	—	163	(163	)(i)	—

Total stockholders' equity (deficit)	191,051	(615)	615		191,051

Total liabilities and stockholders' equity	$261,973	$7,159	$16,378		$285,510

2U, Inc. and Get Educated International Proprietary Limited

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2017

	Historical 2U	Historical GetSmarter	Pro Forma Adjustments (Note 3)		Pro Forma Combined

	(in thousands, except share and per share amounts)
Revenue	$129,824	$7,694	$—		$137,518
Costs and Expenses:
Curriculum and teaching	—	2,941	—		2,941
Servicing and support	24,383	586	232	(b)	25,201
Technology and content development	20,345	1,329	1,821	(a)(b)	23,495
Marketing and sales	71,912	2,164	2,063	(a)(b)	76,139
General and administrative	27,594	3,036	377	(b)(c)	31,007

Total costs and expenses	144,234	10,056	4,493		158,783

Loss from operations	(14,410)	(2,362)	(4,493)		(21,265)
Interest income	249	8	—		257
Interest expense	(1)	(1)	—		(2)
Foreign currency loss	(1,031)	12	—		(1,019)
Other income	—	32	—		32

Loss before income taxes	(15,193)	(2,311)	(4,493)		(21,997)
Income tax benefit	—	(387)	(1,258	)(d)	(1,645)

Net loss	$(15,193)	$(1,924)	$(3,235)		$(20,352)

Net loss per share, basic and diluted	$(0.32)				$(0.43)
Weighted-average shares of common stock outstanding, basic and diluted	47,454,059				47,454,059

 2U, Inc. and Get Educated International Proprietary Limited

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2016

	Historical 2U	Historical GetSmarter	Pro Forma Adjustments (Note 3)		Pro Forma Combined

	(in thousands, except share and per share amounts)
Revenue	$205,864	$17,668	$—		$223,532
Costs and Expenses:
Curriculum and teaching	—	6,643	—		6,643
Servicing and support	40,982	949	253	(b)	42,184
Technology and content development	33,283	1,689	3,301	(a)(b)	38,273
Marketing and sales	106,610	4,427	3,914	(a)(b)	114,951
General and administrative	46,021	3,446	1,335	(b)(c)	50,802

Total costs and expenses	226,896	17,154	8,803		252,853

Income (loss) from operations	(21,032)	514	(8,803)		(29,321)
Interest income	383	80	—		463
Interest expense	(35)	—	—		(35)
Foreign currency loss	—	(539)	—		(539)
Other income	—	5	—		5

Income (loss) before income taxes	(20,684)	60	(8,803)		(29,427)
Income tax provision (benefit)	—	178	(2,465	)(d)	(2,287)

Net loss	$(20,684)	$(118)	$(6,338)		$(27,140)

Net loss per share, basic and diluted	$(0.44)				$(0.58)
Weighted-average shares of common stock outstanding, basic and diluted	46,609,751				46,609,751

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1 — Purchase Price

          Of the estimated purchase price of $103.0 million, $98.7 million of cash was paid to GetSmarter shareholders and $2.3 million will be paid as post-closing directed payments. The remaining $2.0 million represents the reduction of purchase price related to certain purchase price adjustments and foreign currency movements. The pro forma combined balance sheet includes estimated contingent consideration of $1.9 million related to the potential earnout payment. The final purchase price allocation will be determined once the Company has completed its final valuations. Changes in the fair value of the contingent consideration subsequent to the purchase price finalization will be recorded through the statement of operations. Following the GetSmarter Acquisition, 2U owns all of the outstanding equity interests of GetSmarter.

          For the purpose of preparing the accompanying unaudited pro forma combined consolidated balance sheet as of June 30, 2017, the preliminary estimate of the purchase price allocation to the acquired assets and liabilities is as follows (amounts in thousands):

Total cash consideration	$		$98,690
Recognized amounts of identifiable assets acquired and liabilities assumed
Current assets		$4,353
Property and equipment, net		479
Accounts payable		(2,618)
Accrued compensation and related benefits		(1,531)
Accrued expenses and other liabilities		(1,869)
Deferred tax liability		(12,288)
Contingent consideration		(1,900)
Deferred revenue		(1,800)
Short term borrowings		(1,531)

Fair value of tangible assets acquired and liabilities assumed			(18,705)

Acquired university partnerships/contracts		$25,000
Acquired developed course content		7,700
Acquired developed technology/software/learning platforms/patents		3,000
Acquired trade name/trademarks/domain names		9,100

Identifiable amortizable intangible assets at fair value			44,800

Fair value of net assets acquired, excluding goodwill			26,095

Total goodwill			$72,595

          The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of 2U and GetSmarter.

Note 2 — Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments

Purchase Accounting Pro Forma Adjustments:

  a)
  Reflects $98.7 million, which represents the cash portion of the purchase price paid and to adjust the remaining restricted cash balance related to the post-closing directed payments to cash and cash equivalents.

  b)
  Reflects the adjustment to eliminate the related party loans GetSmarter had outstanding as of June 30, 2017 which were settled as part of the GetSmarter Acquisition.

  c)
  Reflects the adjustments to record the fair value of GetSmarter's amortizable intangible assets acquired in the amount of $44.8 million.

  d)
  Reflects the preliminary estimate of goodwill which represents excess of purchase consideration over the estimated fair value of the net tangible and amortizable intangible assets acquired.

  e)
  Reflects an adjustment to eliminate historical deferred taxes and to record a deferred tax liability related to the recording of intangible assets at fair value associated with the acquisition of GetSmarter.

  f)
  Reflects the adjustments to record 2U's obligation for post-closing directed payments.

  g)
  Reflects the adjustment to record the fair value of GetSmarter's deferred revenue.

  h)
  Reflects the adjustment to record the estimated preliminary fair value of the contingent consideration.

  i)
  Reflects adjustments to eliminate GetSmarter's historical shareholders' equity, which represent the historical book value of GetSmarter's net assets, as a result of the application of purchase accounting.

Note 3 — Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments

Purchase Accounting Pro Forma Adjustments:

  a)
  Reflects an adjustment for the year ended December 31, 2016 and the six months ended June 30, 2017, for amortization expense related to the fair value of identified intangible assets with definite lives. The fair values of acquired intangible assets are $25.0 million for university partnerships, $7.7 million for internally developed course content, $3.0 million for developed technology and $9.1 million for trade names. Amortization of the aforementioned intangible assets has been included in the historic results starting on the acquisition date. Since the pro forma results of operations require the transaction to be reflected as if it occurred on January 1, 2016, a pro forma adjustment has been recorded to account for the incremental amortization.

    The intangible assets are amortized on a straight-line basis over the useful lives of the assets. The following table shows the preliminary amortization amount of each intangible asset (dollars in thousands):

	Estimated average useful life (years)	Estimated fair value	Six months ended June 30, 2017	Year ended December 31, 2016

Finite-lived intangible assets:
University partnerships/contracts	9	$25,000	$1,389	$2,778
Developed course content	4	7,700	963	1,925
Developed technology / software / learning platforms / patents	3	3,000	500	1,000
Trade name / trademarks / domain names	10	9,100	455	910

Total		$44,800	$3,307	$6,613

Less: GetSmarter Historical amortization expense			(78)	(74)

Pro forma amortization adjustment (incremental)			$3,229	$6,539
Technology and content development			1,385	2,851
Marketing and sales			1,844	3,688
  b)
  Reflects an adjustment to record total stock compensation charges, related to restricted stock units granted by 2U to certain GetSmarter employees and officers, of $2.3 million and $2.3 million, for the year ended December 31, 2016, and the six months ended June 30, 2017, respectively, for awards granted to GetSmarter employees subject to future service requirements. The compensation expense is expected to be recorded as follows within the respective expense lines:

	Six months ended June 30, 2017	Year ended December 31, 2016

(in thousands)
Servicing and support	$232	$253
Technology and content development	436	450
Marketing and sales	219	226
General and administrative	1,364	1,415

	$2,251	$2,344

  c)
  Reflects an adjustment to remove the impact of transactions expenses of $80,000, and $1.0 million for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively, incurred related to the GetSmarter acquisition.

  d)
  Reflects pro forma adjustments to income tax expense for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively, to reflect the tax effect of the purchase accounting adjustments. The statutory rate of 28% for South Africa is being utilized to tax effect the appropriate adjustments.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

          The following is a summary of material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their purchase, ownership and disposition of shares of our common stock issued pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

          This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

          We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to the alternative minimum tax or Medicare contribution tax, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

          In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

          There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

          Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in "— Gain on Sale, Exchange or Other Disposition of Our Common Stock." Any such distribution will also be subject to the discussion below under the heading "Foreign Accounts."

          Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

          Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

          A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

          A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

          Subject to the discussion below regarding backup withholding and FATCA, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder's sale, exchange or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in "— Distributions on Our Common Stock" also may apply;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

  •
  our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation." Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

          Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual's gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup Withholding and Information Reporting

          We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in "— Distributions on Our Common Stock", generally will be exempt from U.S. backup withholding.

          Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

          Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Accounts (FATCA)

          The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, beginning in 2019, the gross proceeds of a disposition of our common stock paid to a "foreign financial institution" (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). A U.S. federal withholding tax of 30% also applies to dividends and, beginning in 2019, the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

UNDERWRITING

          The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Prospectus Name	Underwriting Amount

Goldman Sachs & Co. LLC	1,615,125
Credit Suisse Securities (USA) LLC	1,215,450
Needham & Company, LLC	155,125
Oppenheimer & Co. Inc.	155,125
Robert W. Baird & Co. Incorporated	153,300
Compass Point Research & Trading, LLC	118,625
First Analysis Securities Corporation	118,625
KeyBanc Capital Markets Inc.	118,625

Total	3,650,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 547,500 shares from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. In the case of the company, such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 547,500 additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$2.205	$2.205
Total	$7,717,500	$8,924,738

Paid by the Selling Stockholders

Per Share	$2.205
Total	$330,750

          Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.323 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We have agreed to pay the fees and disbursements of counsel for the underwriters in connection with any required review by FINRA in connection with this offering in an amount not to exceed $25,000. In addition, the underwriters have agreed to reimburse us for certain additional out-of-pocket expenses.

          The company, its officers, directors and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

          Our common stock is listed on the NASDAQ Global Select Market under the symbol "TWOU."

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that

Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any Brazilian placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to the public" in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

          This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA. Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

          The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $450,000.

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the selling stockholders by Whalen LLP, Irvine, California. Goodwin Procter LLP, Boston, Massachusetts, is advising the underwriters in connection with the offering of the shares.

EXPERTS

          The consolidated financial statements of 2U, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal controls over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The audited consolidated financial statements of Get Educated International Proprietary Limited incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov.

          We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

          The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed "filed" under the Exchange Act), which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 4, 2017 and August 7, 2017;

  •
  those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 15, 2017, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  our Current Reports on Form 8-K, filed with the SEC on May 2, 2017, June 1, 2017, June 7, 2017, July 3, 2017 and September 1, 2017 and on Form 8-K/A, filed with the SEC on August 7, 2017; and

  •
  our Registration Statement on Form 8-A, filed with the SEC on March 25, 2014.

          You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Matthew J. Norden
Co-General Counsel, Corporate & Securities
2U, Inc.
7900 Harkins Road
Lanham, MD 20706
Telephone: (301) 892-4350

          You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

          Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus supplement or as a part of this prospectus supplement.

Prospectus

2U, INC.

Debt Securities
Common Stock
Preferred Stock
Warrants
Units

        We may use this prospectus from time to time to offer debt securities, common stock, preferred stock, warrants, and units (collectively, the "securities"). We will provide specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

        In addition, selling stockholders to be named in a prospectus supplement may offer shares of our common stock from time to time.

        To the extent that any selling stockholder offers any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "TWOU."

        Investing in our securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, including the section entitled "Risk Factors" beginning on page 2 of this prospectus, the section entitled "Risk Factors" in the applicable prospectus supplement and risk factors in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 23, 2015

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission ("SEC") as a "well-known seasoned issuer," as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). Under this shelf registration, we and/or the selling stockholders may, from time to time, sell an indeterminate amount of any combination of common stock, debt securities, preferred stock, warrants or units described in this prospectus in one or more offerings. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we and/or the selling stockholders may offer under this prospectus and any prospectus supplement. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading "Where You Can Find More Information."

        This prospectus describes the general terms of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other terms of that offering. The prospectus supplement prepared by us or on our behalf may also add, update or change information contained in this prospectus. To understand the terms of the securities that may be offered pursuant to this prospectus, you should carefully read this document with the applicable prospectus supplement or any free writing prospectus prepared by us or on our behalf. Together, these documents will give the specific terms of the offered securities. You should also read the documents we have incorporated by reference in this prospectus described below under "Where You Can Find More Information."

        We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to in that free writing prospectus. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of those documents.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference into this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

  •
  trends in the higher education market and the market for online education, and expectations for growth in those markets;

  •
  the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;

  •
  the potential benefits of our cloud-based software-as-a-service ("SaaS") technology and technology-enabled services to clients and students;

  •
  anticipated launch dates of new client programs;

  •
  the predictability, visibility and recurring nature of our business model;

  •
  our ability to acquire new clients and expand programs with existing clients, including in the international, undergraduate and doctoral markets;

  •
  our ability to continue to acquire prospective students for our clients' programs;

  •
  our ability to affect or increase student retention in our clients' programs;

  •
  our growth strategy;

  •
  the scalability of our cloud-based SaaS technology;

  •
  our expected expenses in future periods and their relationship to revenue;

  •
  potential changes in regulations applicable to us or our clients; and

  •
  the amount of time that we expect our cash balances and other available financial resources to be sufficient to fund our operations.

        For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the risks described in this prospectus and in the applicable prospectus supplement and those incorporated by reference into this prospectus, including those risks detailed under Item 1A, "Risk Factors" under our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, and subsequent reports and registration statements filed from time to time with the SEC.

ABOUT 2U, INC.

        2U, Inc., which we refer to throughout this prospectus as "we," "us" or "2U," is a leading provider of an integrated solution comprised of cloud-based software-as-a-service, or SaaS, technology fused with technology-enabled services, which we refer to as our Platform. Our Platform enables leading nonprofit colleges and universities to deliver their high quality education to qualified students anywhere. Our SaaS technology consists of an innovative online learning environment, which we refer to as Online Campus, and our operations applications. This technology is fused with technology-enabled services, to complete our Platform. Our Platform allows our clients' programs to expand and operate at scale by providing the comprehensive infrastructure colleges and universities need to attract, enroll, educate, support and graduate their students. By leveraging our Platform, we believe our clients are able to expand their addressable markets while providing educational engagement, experiences and outcomes to their online students that match or exceed those of their on-campus offerings.

        Our principal executive offices are located at 8201 Corporate Drive, Suite 900, Landover, Maryland 20785 and our telephone number at that location is (301) 892-4350.

RISK FACTORS

        Before you decide to invest in the securities, you should carefully consider the specific risks set forth under the caption "Risk Factors" in our current and any of our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference in this prospectus and in any prospectus supplement for your securities. For more information, see "Where You Can Find More Information."

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the three years ended December 31, 2014 and the six month periods ended June  30, 2014 and June 30, 2015. As of the date of this prospectus we have, and during all the periods presented we have had, no preferred stock outstanding; accordingly, we were not required to pay, and we have not declared or paid, any preferred stock dividends for the periods set forth below. Accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends did not differ from the ratios presented below during any of these periods.

	Years Ended December 31,			Six Months Ended June 30,
	2012	2013	2014	2014	2015
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges (in thousands)	$(23,113)	$(27,953)	$(28,999)	$(17,645)	$(15,098)

(1)
The ratios were computed by dividing earnings by fixed charges. For this purpose, earnings include income from continuing operations before income taxes, adjusted for fixed charges to the extent they affect current year earnings. Fixed charges include interest expensed, amortization of capitalized expenses related to indebtedness and estimates of interest within rental expenses.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes. Unless the applicable prospectus supplement states otherwise, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

DESCRIPTION OF SECURITIES WE MAY OFFER

        This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.

Types of Securities

        The types of securities that we may offer and sell from time to time by this prospectus are:

  •
  debt securities, which we may issue in one or more series;

  •
  preferred stock, which we may issue in one or more series;

  •
  common stock;

  •
  warrants entitling the holders to purchase common stock, preferred stock, debt securities or units of two or more of these types of securities;

  •
  warrants or other rights relating to foreign currency exchange rates; or

  •
  units, each representing a combination of two or more of the foregoing securities.

        We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

  •
  the type and amount of securities that we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of the underwriters or agents, if any, through or to which we or the selling stockholders will sell the securities;

  •
  the compensation, if any, of those underwriters or agents;

  •
  information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

  •
  any material United States federal income tax considerations that apply to the securities; and

  •
  any other material information about the offering and sale of the securities.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under an indenture to be entered into between us and one or more trustees selected by us.

        We have summarized certain general features of the debt securities from the indenture. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the related prospectus supplement. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

  •
  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

  •
  whether the debt securities will be senior, subordinated or junior subordinated;

  •
  any applicable subordination provisions for any subordinated debt securities;

  •
  the maturity date(s) or method for determining same;

  •
  the interest rate(s) or the method for determining same;

  •
  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

  •
  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

  •
  redemption or early repayment provisions;

  •
  authorized denominations;

  •
  if other than the principal amount, the principal amount of debt securities payable upon acceleration;

  •
  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

  •
  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

  •
  amount of discount or premium, if any, with which such debt securities will be issued;

  •
  any additions to or changes in the covenants that apply to such debt securities;

  •
  any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;

  •
  the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

  •
  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

  •
  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

  •
  any restriction or conditions on the transferability of the debt securities;

  •
  provisions granting special rights to holders of the debt securities upon occurrence of specified events;

  •
  additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

  •
  additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

  •
  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

  •
  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Under our amended and restated certificate of incorporation, our authorized capital stock is 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

        As of June 30, 2015, 41,502,290 shares of our common stock were outstanding and no preferred stock was outstanding.

Common Stock

        The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law.

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

        Dividends.    Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

        Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

        We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

        We have no present plans to issue any shares of preferred stock.

        We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

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  the title of the series of preferred stock;

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  any limit upon the number of shares of the series of preferred stock that may be issued;

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  the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

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  the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

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  the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

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  the voting rights, if any, of the holders of the preferred stock;

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  the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

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  the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

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  any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

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  any other material terms of the preferred stock.

        Any or all of these rights may be greater than the rights of the holders of common stock. In addition, our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock.

        The terms of the preferred stock that might be issued could conceivably prohibit us from:

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  consummating a merger;

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  reorganizing;

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  selling substantially all of our assets;

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  liquidating; or

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  engaging in other extraordinary corporate transactions without shareholder approval.

        Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DESCRIPTION OF WARRANTS

        We may issue:

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  warrants for the purchase of debt securities, common stock, preferred stock or units of two or more of these types of securities; or

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  currency warrants, which are warrants or other rights relating to foreign currency exchange rates.

        Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

        We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

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  in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

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  in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

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  in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

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  in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

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  in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

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  the period during which you may exercise the warrants;

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  any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

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  the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

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  any other material terms of the warrants.

        Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

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  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

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  in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

        We may issue units consisting of common stock, preferred stock, debt securities and warrants, or any combination of those securities. The prospectus supplement relating to the offering of such units will describe their terms, including the following:

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  the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;

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  the terms of any unit agreement governing the units;

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  if applicable, a discussion of certain U.S. federal income tax considerations; and

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  the provision for the payment, settlement, transfer or exchange of the units.

SELLING STOCKHOLDERS

        Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as "selling stockholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We or any selling stockholders may sell any of the securities being offered by this prospectus separately or together:

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  through agents;

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  to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

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  through dealers;

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  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  in exchange for our outstanding indebtedness;

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  directly to purchasers, through a specific bidding, auction or other process; or

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  through a combination of any of these methods of sale.

        If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

        The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

        Agents designated by us or the selling stockholders from time to time may solicit offers to purchase the securities. We or the selling stockholders will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us or the selling stockholders to an agent in the prospectus supplement or pricing supplement for that transaction. Unless otherwise indicated in the prospectus supplement or pricing supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act.

        If we or the selling stockholders utilize an underwriter or underwriters in the sale of securities, we or the selling stockholders will execute an underwriting agreement with the underwriter or underwriters at the time we or the selling stockholders reach an agreement for sale. We or the selling stockholders will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We or the selling stockholders will describe any of these activities in the prospectus supplement.

        If a dealer is utilized in the sale of the securities, we, any selling stockholders or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We or the selling stockholders may directly solicit offers to purchase the securities, and we or the selling stockholders may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

        Agreements we or the selling stockholders enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us or the selling stockholders to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

        Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us or the selling stockholders in the ordinary course of business. We or the selling stockholders may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, any selling stockholders, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We and the selling stockholders are not required to engage in any of these transactions. If we or any selling stockholders commence these transactions, we or the selling stockholders may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

        No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement or pricing supplement describing the method and terms of the offering.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement or pricing supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters or agents by counsel named in the applicable prospectus supplement or pricing supplement.

EXPERTS

        The consolidated financial statements and schedule of 2U, Inc. and subsidiary as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov.

        This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the common stock being offered pursuant to this prospectus. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed "filed" under the Exchange Act), which we have filed with the SEC:

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  our Annual Report on Form 10-K, filed with the SEC on February 26, 2015;

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  our Quarterly Reports on Form 10-Q, filed with the SEC on May 7, 2015 and August 6, 2015;

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  those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 16, 2015, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014;

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  our Current Reports on Form 8-K, filed with the SEC on February 26, 2015, May 28, 2015 and June 4, 2015; and

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  our Registration Statement on Form 8-A, filed with the SEC on March 25, 2014.

        We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering.

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Todd J. Glassman
General Counsel
2U, Inc.
8201 Corporate Drive, Suite 900
Landover, MD 20785
Telephone: (301) 892-4350

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

3,650,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC		Credit Suisse
Needham & Company	Oppenheimer & Co.	Baird
Compass Point	First Analysis Securities Corp.	KeyBanc Capital Markets

September 6, 2017